Exhibit 99.1

Teva Reports Second Quarter 2020 Financial Results

  Revenues of $3.9 billion
  GAAP diluted EPS of $0.13
  Non-GAAP diluted EPS of $0.55
  Free cash flow of $582 million
  Full year 2020 business outlook reaffirmed:
    Net revenues of $16.6 - $17 billion
    EBITDA of $4.5 - $4.9 billion
    EPS of $2.30 - $2.55
    Free cash flow of $1.8 - $2.2 billion

TEL AVIV, Israel--(BUSINESS WIRE)--August 5, 2020--Teva Pharmaceutical Industries Ltd. (NYSE: TEVA, TASE: TEVA) today reported results for the quarter ended June 30, 2020.

Mr. Kåre Schultz, Teva's President and CEO, said, “As the COVID-19 pandemic continues to impact the globe, Teva remains focused on our patients and communities while continuing to take robust measures to safeguard the health and well-being of our employees. During the quarter, we experienced lower sales of our generic and OTC products in all regions. The lower generics and OTC sales in Europe and International Markets were in line with our expectations, after the unusually high demand seen in the prior quarter due to the initial response to the pandemic. Our performance in the first half of the year, however, matched or exceeded that of the similar period last year. Our profitability – and in particular our free cash flow – were strong, allowing us to continue to reduce our net debt to $23.9 billion and to reaffirm our 2020 outlook."

Mr. Schultz continued, "During the quarter we made progress with many of our growth drivers, including the launch of the AJOVY® auto-injector in the U.S., the continued launch of AJOVY in the EU, the launch of the biosimilar TRUXIMA® for rheumatoid arthritis in the U.S. and approval of AUSTEDO® in China. Additionally, we recently announced the launch of ProAir® DigiHaler® in the U.S. and the submission of an application for manufacturing and marketing approval of AJOVY in Japan. As we look forward to the second half of 2020, we remain fully committed to serving society and our stakeholders with critical and accessible medicines and to ensuring Teva meet its targets."

Phase 3 fasinumab results announced with Regeneron

In September 2016, Teva and Regeneron Pharmaceuticals, Inc. (“Regeneron”) entered into a collaborative agreement to develop and commercialize Regeneron’s pain medication product, fasinumab. Results for two phase 3 clinical trials, FACT OA1 and FACT OA2, were released on August 5, 2020, indicating that the co-primary endpoints for fasinumab were achieved. Fasinumab 1 mg monthly demonstrated significant improvements in pain and physical function over placebo at week 16 and week 24, respectively. Fasinumab 1 mg monthly also showed nominally significant benefits in physical function in two trials and pain in one trial, when compared to the maximum FDA-approved prescription doses of non-steroidal anti-inflammatory drugs for osteoarthritis. The FACT OA1 trial included an additional treatment arm, fasinumab 1 mg every two months, which showed numerical benefit over placebo, but did not reach statistical significance. In initial safety analyses from the phase 3 trials, there was an increase in arthropathies reported with fasinumab. In a sub-group of patients from one phase 3 long-term safety trial, there was an increase in joint replacement with fasinumab 1 mg monthly treatment during the off-drug follow-up period, although this increase was not seen in the other trials to date. Additional longer-term safety data from the ongoing trials are being collected, and are expected to be reported early next year.

Second Quarter 2020 Consolidated Results

Revenues in the second quarter of 2020 were $3,870 million, a decrease of 7%, or 5% in local currency terms, compared to the second quarter of 2019. This decrease was mainly due to lower revenues from generics, OTC and COPAXONE® in all regions and lower revenues from QVAR® and BENDEKA®/TREANDA® in our North America segment, as well as reduced demand for certain products resulting from the impact the COVID-19 pandemic had on purchasing patterns, partially offset by higher revenues from AUSTEDO, Anda and AJOVY in the U.S.

Exchange rate differences between the second quarter of 2020 and the second quarter of 2019, net of hedging, negatively impacted our revenues by $79 million and negatively impacted our GAAP and non-GAAP operating income by $35 million and $37 million, respectively.

GAAP gross profit was $1,763 million in the second quarter of 2020, a decrease of 7% compared to the second quarter of 2019. GAAP gross profit margin was 45.5% in the second quarter of 2020, compared to 45.3% in the second quarter of 2019. Non-GAAP gross profit was $2,011 million in the second quarter of 2020, a decrease of 8% compared to the second quarter of 2019. Non-GAAP gross profit margin was 52.0% in the second quarter of 2020, compared to 52.4% in the second quarter of 2019. The decrease in gross profit margin was mainly due to lower profitability in Europe resulting from price decreases in our specialty products and lower profitability in International Markets primarily resulting from lower sales in Japan and the impact the COVID-19 pandemic had on purchasing patterns, as well as lower sales of COPAXONE and other specialty products, partially offset by higher profitability in North America resulting from the change in mix of products.

GAAP Research and Development (R&D) expenses in the second quarter of 2020 were $225 million, a decrease of 19% compared to the second quarter of 2019. Non-GAAP R&D expenses were $233 million, or 6.0% of quarterly revenues, in the second quarter of 2020, compared to $271 million, or 6.5%, in the second quarter of 2019. The decrease in R&D expenses resulted primarily from the life cycle and stage of various projects, as well as an impact related to the COVID-19 pandemic.

GAAP Selling and Marketing (S&M) expenses in the second quarter of 2020 were $597 million, a decrease of 10% compared to the second quarter of 2019. Non-GAAP S&M expenses were $559 million, or 14.4% of quarterly revenues, in the second quarter of 2020, compared to $621 million, or 14.9%, in the second quarter of 2019. The decrease was mainly due to cost reductions and efficiency measures, as well as lower marketing and travel costs attributed to restrictions related to the COVID-19 pandemic.

GAAP General and Administrative (G&A) expenses in the second quarter of 2020 were $264 million, a decrease of 11% compared to the second quarter of 2019. Non-GAAP G&A expenses were $245 million, or 6.3% of quarterly revenues, in the second quarter of 2020, compared to $286 million, or 6.8%, in the second quarter of 2019.

GAAP other income in the second quarter of 2020 was $9 million, flat compared to the second quarter of 2019. Non-GAAP other income in the second quarter of 2020 was $6 million. We did not have any non-GAAP other income in the second quarter of 2019.

GAAP operating income in the second quarter of 2020 was $173 million, compared to GAAP operating loss of $644 million in the second quarter of 2019. Non-GAAP operating income in the second quarter of 2020 was $979 million, a decrease of 3%, compared to $1,011 million in the second quarter of 2019. The increase in GAAP operating income was mainly due to higher legal settlements and loss contingencies charges in the second quarter of 2019 and lower intangible asset impairments charges in the second quarter of 2020, as well as the changes discussed above, partially offset by higher other assets impairments, restructuring and other items in the second quarter of 2020.

EBITDA (non-GAAP operating income, which excludes amortization and certain other items, as well as depreciation expenses) was $1,108 million in the second quarter of 2020, a decrease of 3% compared to $1,144 million in the second quarter of 2019.

GAAP financial expenses were $223 million in the second quarter of 2020, compared to $206 million in the second quarter of 2019. Non-GAAP financial expenses were $229 million in the second quarter of 2020, compared to $198 million in the second quarter of 2019.

In the second quarter of 2020, we recognized a GAAP tax benefit of $104 million, on pre-tax loss of $51 million. In the second quarter of 2019, we recognized a tax benefit of $179 million, on pre-tax loss of $850 million. Our tax rate for the second quarter of 2020 was mainly affected by impairments in jurisdictions in which tax rates are higher than Teva's average tax rate on its ongoing business operations and other changes to tax positions and deductions. Non-GAAP income taxes for the second quarter of 2020 were $128 million, or 17%, on pre-tax non-GAAP income of $751 million. Non-GAAP income taxes in the second quarter of 2019 were $134 million, or 16%, on pre-tax non-GAAP income of $812 million. Our non-GAAP tax rate for the second quarter of 2020 was mainly affected by the mix of products sold and other changes to tax positions and deductions.

We expect our annual non-GAAP tax rate for 2020 to be 17-18%, unchanged from our outlook provided in February 2020.

GAAP net income attributable to Teva and GAAP diluted EPS were $140 million and $0.13 respectively, in the second quarter of 2020, compared to GAAP net loss and GAAP diluted loss per share of $689 million and $0.63 in the second quarter of 2019. Non-GAAP net income attributable to Teva and non-GAAP diluted EPS in the second quarter of 2020 were $605 million and $0.55, respectively, compared to $653 million and $0.60 in the second quarter of 2019. The decrease in non-GAAP net income and non-GAAP diluted EPS is mainly due to lower gross profit, partially offset by lower operating expenses.

The weighted average diluted shares outstanding used for the fully diluted share calculation for the three months ended June 30, 2020 and 2019 were 1,100 million and 1,092 million shares, respectively. The weighted average outstanding shares for the fully diluted EPS calculation on a non-GAAP basis for the three months ended June 30, 2020 and 2019 were 1,100 million and 1,093 million shares, respectively.

As of June 30, 2020 and 2019, the fully diluted share count for purposes of calculating our market capitalization was approximately 1,119 million and 1,107 million, respectively.

Non-GAAP information: Net non-GAAP adjustments in the second quarter of 2020 were $465 million. Non-GAAP net income and non-GAAP EPS for the second quarter of 2020 were adjusted to exclude the following items:

  Impairment of long-lived assets of $396 million, mainly comprised of $261 million related to an agreement to sell certain assets from Teva’s business venture in Japan and $108 million impairment of intangible assets of product rights and IPR&D assets related to the Actavis Generics acquisition;
  Amortization of purchased intangible assets of $249 million, of which $219 million is included in cost of sales and the remaining $30 million in S&M expenses;
  Contingent consideration expenses of $76 million, mainly related to bendamustine;
  Restructuring expenses of $33 million;
  Equity compensation expenses of $30 million;
  Other items of $4 million;
  Legal settlements and loss contingencies of $13 million;
  Minority income of $105 million; and
  Income tax of $231 million.

Teva believes that excluding such items facilitates investors’ understanding of its business. For further information, see the tables below for a reconciliation of the U.S. GAAP results to the adjusted non-GAAP figures and the information under “Non-GAAP Financial Measures.” Investors should consider non-GAAP financial measures in addition to, and not as replacement for, or superior to, measures of financial performance prepared in accordance with GAAP.

Cash flow generated from operating activities during the second quarter of 2020 was $273 million, compared to cash flow used in operating activities of $227 million in the second quarter of 2019. The increase in the second quarter of 2020 was mainly due to favorable collection of payments from customers in the second quarter of 2020, resulting from increased sales in the first quarter.

Free cash flow (cash flow generated from operating activities, net of cash received for capital investments and beneficial interest collected in exchange for securitized trade receivables) was $582 million in the second quarter of 2020, compared to $168 million in the second quarter of 2019. The increase in the second quarter of 2020 resulted mainly from higher cash flow generated from operating activities.

As of June 30, 2020, our debt was $26,266 million, compared to $26,103 million as of March 31, 2020. This increase was mainly due to exchange rate fluctuations. The portion of total debt classified as short-term as of June 30, 2020 was 6%, similar to March 31, 2020. Our average debt maturity was approximately 6.1 years as of June 30, 2020 compared to 6.6 years as of March 31, 2020. In July 2020, we repaid at maturity debt of €1,010 million.

Segment Results for the Second Quarter of 2020

North America Segment

Our North America segment includes the United States and Canada.

The following table presents revenues, expenses and profit for our North America segment for the three months ended June 30, 2020 and 2019:

	Three months ended June 30,
	2020		2019
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$2,047	100%	$2,071	100%
Gross profit	1,090	53.3%	1,067	51.5%
R&D expenses	154	7.5%	175	8.5%
S&M expenses	254	12.4%	269	13.0%
G&A expenses	110	5.4%	117	5.6%
Other (income) expense	(2)	§	2	§
Segment profit*	$573	28.0%	$504	24.3%
_______________
* Segment profit does not include amortization and certain other items. § Represents an amount less than 0.5%.

Revenues from our North America segment in the second quarter of 2020 were $2,047 million, a decrease of $24 million, or 1%, compared to the second quarter of 2019, mainly due to a decrease in revenues of COPAXONE, generics products and BENDEKA/TREANDA, partially offset by higher revenues from AUSTEDO, Anda and AJOVY.

Revenues in the United States, our largest market, were $1,928 million in the second quarter of 2020, flat compared to the second quarter of 2019.

Revenues by Major Products and Activities

The following table presents revenues for our North America segment by major products and activities for the three months ended June 30, 2020 and 2019:

	Three months ended June 30,		Percentage Change
	2020	2019	2019-2020
	(U.S. $ in millions)

Generic products	$923	$946	(2%)
AJOVY	34	23	50%
AUSTEDO	161	96	67%
BENDEKA/TREANDA	103	125	(18%)
COPAXONE	238	274	(13%)
ProAir*	66	65	2%
QVAR	51	60	(15%)
Anda	374	351	7%
Other	96	131	(27%)
Total	$2,047	$2,071	(1%)
_____________
* Does not include revenues from the ProAir authorized generic, which are included under generic products.

Generic products revenues in our North America segment (including biosimilars) in the second quarter of 2020 were $923 million, a decrease of 2% compared to the second quarter of 2019. This decrease was mainly due to lower volume and lower royalty income, offset by an increase in revenues from TRUXIMA and from our ProAir® authorized generic due to higher demand related to the COVID-19 pandemic.

In the second quarter of 2020, we led the U.S. generics market in total prescriptions and new prescriptions, with approximately 376 million total prescriptions (based on trailing twelve months), representing 10.2% of total U.S. generic prescriptions according to IQVIA data.

AJOVY revenues in our North America segment in the second quarter of 2020 were $34 million, an increase of $11 million, or 50% compared to the second quarter of 2019, mainly due to growth in volume in the second quarter of 2020 and the introduction of the auto-injector device. AJOVY was approved by the FDA and launched in the United States in September 2018 for the preventive treatment of migraine in adults. On January 27, 2020, the FDA approved an auto-injector device for AJOVY in the U.S., which became commercially available in April 2020. In addition, AJOVY was approved in Canada on April 14, 2020.

AUSTEDO revenues in our North America segment in the second quarter of 2020 increased by 67% to $161 million, compared to $96 million in the second quarter of 2019. This increase was mainly due to growth in volume in the second quarter of 2020.

BENDEKA and TREANDA combined revenues in our North America segment in the second quarter of 2020 decreased by 18% to $103 million, compared to the second quarter of 2019, mainly due to the emergence of alternative novel therapies and continued competition from Belrapzo® (a ready-to-dilute bendamustine hydrochloride product from Eagle Pharmaceuticals, Inc.).

COPAXONE revenues in our North America segment in the second quarter of 2020 decreased by 13% to $238 million, compared to the second quarter of 2019, mainly due to generic competition in the United States.

ProAir revenues in our North America segment in the second quarter of 2020 were $66 million, flat compared to the second quarter of 2019. In January 2019, we launched our own ProAir authorized generic in the United States following the launch of a generic version of Ventolin® HFA, another albuterol inhaler. Revenues from our ProAir HFA authorized generic are included in “generic products” above. ProAir is the fourth-largest short-acting beta-agonist in the market, with an exit market share of 11.0% in terms of total number of prescriptions for albuterol inhalers during the second quarter of 2020, compared to 23.9% in the second quarter of 2019. The exit market share including our ProAir HFA authorized generic is 33.4%, making our overall albuterol product the second largest in the market, compared to 44.4% in the second quarter of 2019.

In July 2020, we announced the launch of ProAir Digihaler (albuterol sulfate 117 mcg) inhalation powder, which is the first and only digital rescue inhaler with built-in sensors which connects to a companion mobile application and provides inhaler use information to people with asthma and COPD.

QVAR revenues in our North America segment in the second quarter of 2020 decreased by 15% to $51 million, compared to the second quarter of 2019, mainly due to increased price competition and lower volumes. QVAR maintained its second-place position in the inhaled corticosteroids category in the United States, with an exit market share of 19.8% in terms of total number of prescriptions during the second quarter of 2020, compared to 20.2% in the second quarter of 2019.

Anda revenues in our North America segment in the second quarter of 2020 increased by 7% to $374 million, compared to $351 million in the second quarter of 2019, mainly due to higher volume increases primarily related to the COVID-19 pandemic.

North America Gross Profit

Gross profit from our North America segment in the second quarter of 2020 was $1,090 million, an increase of 2%, compared to $1,067 million in the second quarter of 2019.

Gross profit margin for our North America segment in the second quarter of 2020 increased to 53.3%, compared to 51.5% in the second quarter of 2019. This increase was mainly due to the change in mix of products.

North America Profit

Profit from our North America segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our North America segment in the second quarter of 2020 was $573 million, an increase of 14%, compared to $504 million in the second quarter of 2019. This increase was due to a favorable mix of products, including AUSTEDO and AJOVY, and lower expenses.

Europe Segment

Our Europe segment includes the European Union and certain other European countries.

The following table presents revenues, expenses and profit for our Europe segment for the three months ended June 30, 2020 and 2019:

	Three months ended June 30,
	2020		2019
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$1,001	100%	$1,183	100%
Gross profit	548	54.7%	674	56.9%
R&D expenses	65	6.5%	70	5.9%
S&M expenses	188	18.8%	216	18.3%
G&A expenses	52	5.2%	70	5.9%
Other (income) expense	(1)	§	1	§
Segment profit*	$244	24.3%	$316	26.7%
______________
* Segment profit does not include amortization and certain other items. § Represents an amount less than 0.5%.

Revenues from our Europe segment in the second quarter of 2020 were $1,001 million, a decrease of 15%, or $182 million, compared to the second quarter of 2019. In local currency terms, revenues decreased by 13%, mainly due to reduced demand for certain products resulting from the impact the COVID-19 pandemic had on purchasing patterns. The COVID-19 pandemic led to increased demand in the first quarter and a correlating decrease in demand in the second quarter, and also led to a decline in doctor visits by patients resulting in fewer prescriptions during the second quarter of 2020. The decrease is also attributed to price declines for oncology products as a result of generic competition and a decline in COPAXONE revenues due to competing glatiramer acetate products, partially offset by new generic product launches.

Revenues by Major Products and Activities

The following table presents revenues for our Europe segment by major products and activities for the three months ended June 30, 2020 and 2019:

	Three months ended June 30,		Percentage Change
	2020	2019	2019-2020
	(U.S. $ in millions)
Generic products	$737	$844	(13%)
COPAXONE	84	107	(21%)
Respiratory products	80	89	(11%)
AJOVY	5	1	NA
Other	95	142	(33%)
Total	$1,001	$1,183	(15%)

Generic products revenues in our Europe segment in the second quarter of 2020, including OTC products, decreased by 13% to $737 million, compared to the second quarter of 2019. In local currency terms, revenues decreased by 10% compared to the second quarter of 2019, mainly due to reduced demand for certain products resulting from the impact the COVID-19 pandemic had on purchasing patterns. The COVID-19 pandemic led to increased demand in the first quarter and a correlating decrease in demand in the second quarter, and also led to a decline in doctor visits by patients resulting in fewer prescriptions during the second quarter of 2020, partially offset by new generic product launches.

COPAXONE revenues in our Europe segment in the second quarter of 2020 decreased by 21% to $84 million, compared to the second quarter of 2019. In local currency terms, revenues decreased by 19%, mainly due to price reductions and a decline in volume resulting from competing glatiramer acetate products and by reduced demand resulting from the impact the COVID-19 pandemic had on purchasing patterns. The COVID-19 pandemic led to increased demand in the first quarter and a correlating decrease in demand in the second quarter.

Respiratory products revenues in our Europe segment in the second quarter of 2020 decreased by 11% to $80 million, compared to the second quarter of 2019. In local currency terms, revenues decreased by 8%, mainly due to reduced demand resulting from the impact the COVID-19 pandemic had on purchasing patterns. The COVID-19 pandemic led to increased demand in the first quarter and a correlating decrease in demand in the second quarter.

AJOVY revenues in our Europe segment in the second quarter of 2020 were $5 million, compared to $1 million in the second quarter of 2019. AJOVY was granted a Marketing Authorization in the European Union by the European Medicines Agency (“EMA”) in a centralized process in April 2019. We commenced launching AJOVY in certain European markets in May 2019 and are moving forward with plans to launch in other European countries. In October 2019, we received approval from the EMA for AJOVY’s auto-injector submission in the European Union and we commenced launch in March 2020.

Europe Gross Profit

Gross profit from our Europe segment in the second quarter of 2020 was $548 million, a decrease of 19% compared to $674 million in the second quarter of 2019. This decrease was mainly due to lower revenues, partially offset by new generic product launches, as discussed above.

Gross profit margin for our Europe segment in the second quarter of 2020 decreased to 54.7%, compared to 56.9% in the second quarter of 2019. This decrease was mainly due to price decreases in certain specialty products.

Europe Profit

Profit from our Europe segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our Europe segment in the second quarter of 2020 was $244 million, a decrease of 23%, compared to $316 million in the second quarter of 2019. This decrease was mainly due to lower revenues, partially offset by lower expenses.

International Markets Segment

Our International Markets segment includes all countries other than those in our North America and Europe segments. The key markets in this segment are Japan, Russia and Israel. On July 30, 2020, we entered into an agreement to sell the majority of the generic and operational assets of our business venture in Japan. We expect this transaction to close by early 2021.

The following table presents revenues, expenses and profit for our International Markets segment for the three months ended June 30, 2020 and 2019:

	Three months ended June 30,
	2020		2019
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$488	100%	$582	100%
Gross profit	247	50.8%	312	53.7%
R&D expenses	19	3.9%	24	4.0%
S&M expenses	105	21.4%	119	20.5%
G&A expenses	29	6.0%	34	5.9%
Other (income) expense	(2)	§	(1)	§
Segment profit*	$97	19.9%	$136	23.4%
_________________
§ Represents an amount less than 0.5%. * Segment profit does not include amortization and certain other items.

Revenues from our International Markets segment in the second quarter of 2020 were $488 million, a decrease of $94 million, or 16%, compared to the second quarter of 2019. In local currency terms, revenues decreased 9% compared to the second quarter of 2019, mainly due to lower sales in Japan resulting from regulatory price reductions and generic competition to off-patented products and loss of revenues from the sale of certain assets in the Israeli market. Revenues in the second quarter of 2020 were also impacted by reduced demand for certain products resulting from the impact the COVID-19 pandemic had on purchasing patterns. The COVID-19 pandemic led to increased demand in the first quarter and a correlating decrease in demand in the second quarter. The revenues in the second quarter of 2020 included $16 million from a negative hedging impact, which are included in "Other" in the table below.

Revenues by Major Products and Activities

The following table presents revenues for our International Markets segment by major products and activities for the three months ended June 30, 2020 and 2019:

	Three months ended June 30,		Percentage Change
	2020	2019	2019-2020
	(U.S. $ in millions)
Generic products	$426	$489	(13%)
COPAXONE	12	13	(13%)
Other	50	80	(38%)
Total	$488	$582	(16%)
______________

* The data presented for prior periods have been revised to reflect a revision in the presentation of net revenues and cost of sales in the consolidated financial statements. See note 1c to our consolidated financial statements for additional information.

Generic products revenues in our International Markets segment in the second quarter of 2020, which include OTC products, decreased by 13% to $426 million, compared to the second quarter of 2019. In local currency terms, revenues decreased by 7%, mainly due to lower sales in Japan resulting from regulatory price reductions and generic competition to off-patented products. Revenues in the second quarter of 2020 were also impacted by reduced demand for certain products resulting from the impact the COVID-19 pandemic had on purchasing patterns. The COVID-19 pandemic led to increased demand in the first quarter and a correlating decrease in demand in the second quarter.

COPAXONE revenues in our International Markets segment in the second quarter of 2020 decreased by 13% to $12 million, compared to $13 million in the second quarter of 2019. In local currency terms, revenues decreased by 2%.

In May 2020, AUSTEDO was approved in China for the treatment of chorea associated with Huntington disease and for the treatment of tardive dyskinesia.

International Markets Gross Profit

Gross profit from our International Markets segment in the second quarter of 2020 was $247 million, a decrease of 21% compared to $312 million in the second quarter of 2019.

Gross profit margin for our International Markets segment in the second quarter of 2020 decreased to 50.8%, compared to 53.7% in the second quarter of 2019. This decrease was mainly due to lower sales, as discussed above.

International Markets Profit

Profit from our International Markets segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our International Markets segment in the second quarter of 2020 was $97 million, a decrease of 29%, compared to $136 million in the second quarter of 2019. This decrease was mainly due to lower revenues and a negative hedging impact, partially offset by lower expenses.

Other Activities

We have other sources of revenue, primarily the sale of APIs to third parties, certain contract manufacturing services and an out-licensing platform offering a portfolio of products to other pharmaceutical companies through our affiliate Medis. Our other activities are not included in our North America, Europe or International Markets segments described above.

Our revenues from other activities in the second quarter of 2020 were $335 million, a decrease of 2% compared to the second quarter of 2019. In local currency terms, revenues decreased by 1%.

API sales to third parties in the second quarter of 2020 were $211 million, an increase of 4% in both U.S. dollar and local currency terms, compared to the second quarter of 2019.

Conference Call

Teva will host a conference call and live webcast along with a slide presentation on August 5, 2020 at 8:00 a.m. ET to discuss its second quarter of 2020 results and overall business environment. A question & answer session will follow.

United States 1 (866) 966-1396

International +44 (0) 2071 928000

Israel 1 (809) 203-624

For a list of other international toll-free numbers, click here.

Passcode: 6145548.

A live webcast of the call will also be available on Teva’s website at: ir.tevapharm.com. Please log in at least 10 minutes prior to the conference call in order to download the required software.

Following the conclusion of the call, a replay of the webcast will be available within 24 hours on the Company's website or by calling United States 1-866-331-1332; International +44 (0) 3333 009785; passcode: 6145548.

About Teva

Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) has been developing and producing medicines to improve people’s lives for more than a century. We are a global leader in generic and specialty medicines with a portfolio consisting of over 3,500 products in nearly every therapeutic area. Around 200 million people around the world take a Teva medicine every day, and are served by one of the largest and most complex supply chains in the pharmaceutical industry. Along with our established presence in generics, we have significant innovative research and operations supporting our growing portfolio of specialty and biopharmaceutical products. Learn more at http://www.tevapharm.com.

Some amounts in this press release may not add up due to rounding. All percentages have been calculated using unrounded amounts.

Non-GAAP Financial Measures

This press release contains certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures, including, but not limited to, non-GAAP EPS, non-GAAP operating income, non-GAAP gross profit, non-GAAP gross profit margin, EBITDA, non-GAAP financial expenses, non-GAAP income taxes, non-GAAP net income and non-GAAP diluted EPS are presented in order to facilitates investors' understanding of our business. We utilize certain non-GAAP financial measures to evaluate performance, in conjunction with other performance metrics. The following are examples of how we utilize the non-GAAP measures: our management and board of directors use the non-GAAP measures to evaluate our operational performance, to compare against work plans and budgets, and ultimately to evaluate the performance of management; our annual budgets are prepared on a non-GAAP basis; and senior management’s annual compensation is derived, in part, using these non-GAAP measures. See the attached tables for a reconciliation of the GAAP results to the adjusted non-GAAP figures. Investors should consider non-GAAP financial measures in addition to, and not as replacements for, or superior to, measures of financial performance prepared in accordance with GAAP. We are not providing forward looking guidance for GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current beliefs and expectations and are subject to substantial risks and uncertainties, both known and unknown, that could cause our future results, performance or achievements to differ significantly from that expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include risks relating to:

  our ability to successfully compete in the marketplace, including: that we are substantially dependent on our generic products; consolidation of our customer base and commercial alliances among our customers; the increase in the number of competitors targeting generic opportunities and seeking U.S. market exclusivity for generic versions of significant products; competition for our specialty products, especially COPAXONE®, our leading medicine, which faces competition from existing and potential additional generic versions, competing glatiramer acetate products and orally-administered alternatives; the uncertainty of commercial success of AJOVY® or AUSTEDO®; competition from companies with greater resources and capabilities; delays in launches of new products and our ability to achieve expected results from investments in our product pipeline; ability to develop and commercialize biopharmaceutical products; efforts of pharmaceutical companies to limit the use of generics, including through legislation and regulations and the effectiveness of our patents and other measures to protect our intellectual property rights;
  our substantial indebtedness, which may limit our ability to incur additional indebtedness, engage in additional transactions or make new investments, may result in a further downgrade of our credit ratings; and our inability to raise debt or borrow funds in amounts or on terms that are favorable to us;
  our business and operations in general, including: uncertainty regarding the magnitude, duration, and geographic reach of the COVID-19 pandemic and its impact on our business, financial condition, operations, cash flows, and liquidity and on the economy in general; our ability to successfully execute and maintain the activities and efforts related to the measures we have taken or may take in response to the COVID-19 pandemic and associated costs therewith; effectiveness of our restructuring plan announced in December 2017; our ability to attract, hire and retain highly skilled personnel; our ability to develop and commercialize additional pharmaceutical products; compliance with anti-corruption sanctions and trade control laws; manufacturing or quality control problems; interruptions in our supply chain, including due to potential effects of the COVID-19 pandemic on our operations and business in geographic locations impacted by the pandemic and on the business operations of our suppliers; disruptions of information technology systems; breaches of our data security; variations in intellectual property laws; challenges associated with conducting business globally, including adverse effects of the COVID-19 pandemic, political or economic instability, major hostilities or terrorism; significant sales to a limited number of customers; our ability to successfully bid for suitable acquisition targets or licensing opportunities, or to consummate and integrate acquisitions; our prospects and opportunities for growth if we sell assets; and potential difficulties related to the operation of our new global enterprise resource planning (ERP) system;
  compliance, regulatory and litigation matters, including: increased legal and regulatory action in connection with public concern over the abuse of opioid medications in the U.S. and our ability to reach a final resolution of the remaining opioid-related litigation; costs and delays resulting from the extensive governmental regulation to which we are subject or delays in governmental processing time due to modified government operations due to the COVID-19 pandemic, including effects on product and patent approvals due to the COVID-19 pandemic; the effects of reforms in healthcare regulation and reductions in pharmaceutical pricing, reimbursement and coverage; governmental investigations into S&M practices; potential liability for patent infringement; product liability claims; increased government scrutiny of our patent settlement agreements; failure to comply with complex Medicare and Medicaid reporting and payment obligations; and environmental risks;
  other financial and economic risks, including: our exposure to currency fluctuations and restrictions as well as credit risks; potential impairments of our intangible assets; potential significant increases in tax liabilities; and the effect on our overall effective tax rate of the termination or expiration of governmental programs or tax benefits, or of a change in our business;

and other factors discussed in this press release, in our Quarterly Report on Form 10-Q for the second quarter of 2020 and in our Annual Report on Form 10-K for the year ended December 31, 2019, including in the sections captioned "Risk Factors” and “Forward Looking Statements.” Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statements or other information contained herein, whether as a result of new information, future events or otherwise. You are cautioned not to put undue reliance on these forward-looking statements.

Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data)

		Three months ended		Six months ended
		June 30,		June 30,
		2020	2019	2020	2019
		(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues		3,870	4,177	8,227	8,326
Cost of sales		2,107	2,284	4,402	4,577
Gross profit		1,763	1,893	3,826	3,749
Research and development expenses		225	276	446	537
Selling and marketing expenses		597	666	1,210	1,313
General and administrative expenses		264	296	567	589
Intangible assets impairments		120	561	768	1,030
Other asset impairments, restructuring and other items		381	101	502	103
Legal settlements and loss contingencies		13	646	(12)	703
Other income		(9)	(9)	(22)	(15)
Operating income (loss)		173	(644)	364	(510)
Financial expenses, net		223	206	448	425
Income (loss) before income taxes		(51)	(850)	(84)	(934)
Income taxes (benefit)		(104)	(179)	(163)	(170)
Share in (profits) losses of associated companies- net		-	-	-	4
Net income (loss)		53	(671)	78	(768)
Net income (loss) attributable to non-controlling interests		(87)	18	(131)	26
Net income (loss) attributable to Teva		140	(689)	209	(794)

Net income (loss) attributable to Teva's ordinary shareholders		140	(689)	209	(794)

Earnings (loss) per share attributable to ordinary shareholders:	Basic ($)	0.13	(0.63)	0.19	(0.73)
	Diluted ($)	0.13	(0.63)	0.19	(0.73)
Weighted average number of shares (in millions):	Basic	1,096	1,092	1,095	1,091
	Diluted	1,100	1,092	1,098	1,091

Non-GAAP net income attributable to ordinary shareholders:*		605	653	1,440	1,306
Non-GAAP net income attributable to ordinary shareholders for diluted earnings per share:		605	653	1,440	1,306

Non-GAAP earnings per share attributable to ordinary shareholders:*	Basic ($)	0.55	0.60	1.32	1.20
	Diluted ($)	0.55	0.60	1.31	1.20

Non-GAAP average number of shares (in millions):	Basic	1,096	1,092	1,095	1,091
	Diluted	1,100	1,093	1,098	1,093

* See reconciliation attached.

Condensed Consolidated Balance Sheets
(U.S. dollars in millions)

	June 30,	December 31,
	2020	2019
ASSETS	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	2,402	1,975
Accounts receivables, net of allowance for credit losses of $129 million and $135 million as of June 30, 2020 and December 31, 2019	4,545	5,676
Inventories	4,361	4,422
Prepaid expenses	956	870
Other current assets	448	434
Assets held for sale	69	87
Total current assets	12,781	13,464
Deferred income taxes	483	386
Other non-current assets	560	591
Property, plant and equipment, net	6,122	6,436
Operating lease right-of-use assets	489	514
Identifiable intangible assets, net	9,940	11,232
Goodwill	24,616	24,846
Total assets	54,991	57,470

LIABILITIES & EQUITY
Current liabilities:
Short-term debt	1,649	2,345
Sales reserves and allowances	5,201	6,159
Accounts payables	1,606	1,718
Employee-related obligations	544	693
Accrued expenses	1,755	1,869
Other current liabilities	995	889
Total current liabilities	11,751	13,674

Long-term liabilities:
Deferred income taxes	975	1,096
Other taxes and long-term liabilities	2,411	2,640
Senior notes and loans	24,616	24,562
Operating lease liabilities	414	435
Total long-term liabilities	28,417	28,733
Equity:
Teva shareholders’ equity	13,852	13,972
Non-controlling interests	972	1,091
Total equity	14,824	15,063
Total liabilities and equity	54,991	57,470

TEVA PHARMACEUTICAL INDUSTRIES LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in millions)
(Unaudited)

	Six months ended		Three months ended
	June 30,		June 30,
	2020	2019	2020	2019
Operating activities:
Net income (loss)	78	$(768)	53	$(671)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization	781	893	382	450
Impairment of long-lived assets and assets held for sale	1,120	1,097	396	608
Net change in operating assets and liabilities	(1,002)	(1,056)	(336)	(251)
Deferred income taxes – net and uncertain tax positions	(502)	(362)	(269)	(329)
Stock-based compensation	62	64	30	30
Net loss (gain) from sale of investments and long-lived assets	24	6	-	8
Other items	17	11	17	(72)
Net cash provided by operating activities	578	(115)	273	(227)

Investing activities:
Beneficial interest collected in exchange for securitized accounts receivables	769	746	401	384
Purchases of property, plant and equipment	(259)	(237)	(131)	(112)
Proceeds from sale of long-lived assets	45	134	39	121
Other investing activities	10	58	4	36
Net cash provided by investing activities	565	701	313	429

Financing activities:
Repayment of senior notes and loans and other long-term liabilities	(700)	(157)	-	(31)
Tax withholding payments made on shares and dividends	-	(52)	-	-
Other financing activities	(3)	(15)	(3)	(4)
Net cash used in financing activities	(703)	(224)	(3)	(35)
Translation adjustment on cash and cash equivalents	(13)	21	15	25
Net change in cash and cash equivalents	427	383	598	192
Balance of cash and cash equivalents at beginning of period	1,975	1,782	1,804	1,973

Balance of cash and cash equivalents at end of period	$2,402	$2,165	$2,402	$2,165

Non-cash financing and investing activities:
Beneficial interest obtained in exchange for securitized accounts receivables	$755	$770	$380	$374

	Three Months Ended June 30, 2020
	U.S. $ and shares in millions (except per share amounts)
	GAAP	Excluded for non-GAAP measurement										Non-GAAP

		Amortization of purchased intangible assets	Legal settlements and loss contingencies	Impairment of long lived assets	Other R&D expenses	Restructuring costs	Costs related to regulatory actions taken in facilities	Equity compensation	Contingent consideration	Other non- GAAP items	Other items
Cost of sales	2,107	219					6	6		16		1,859
R&D expenses	225				(13)			5		-		233
S&M expenses	597	30						8		-		559
G&A expenses	264							11		8		245
Other (income) expense	(9)									(4)		(6)
Legal settlements and loss contingencies	13		13									-
Other assets impairments, restructuring and other items	381			277		33			76	(6)		-
Intangible assets impairments	120			120								-
Financial expenses, net	223										(5)	229
Income taxes	(104)										(231)	128
Net income (loss) attributable to non-controlling interests	(87)										(105)	19
Total reconciled items		249	13	396	(13)	33	6	30	76	15	(342)

EPS - Basic	0.13										0.42	0.55
EPS - Diluted	0.13										0.42	0.55

	The non-GAAP diluted weighted average number of shares was 1,100 million for the three months ended June 30, 2020.

	Six Months Ended June 30, 2020
	U.S. $ and shares in millions (except per share amounts)
	GAAP	Excluded for non-GAAP measurement										Non-GAAP
		Amortization of purchased intangible assets	Legal settlements and loss contingencies	Impairment of long lived assets	Restructuring costs	Costs related to regulatory actions taken in facilities	Equity compensation	Contingent consideration	Other non -GAAP items	Other items	Corresponding tax effect
Cost of sales	4,402	443				11	12		32			3,905
R&D expenses	446						9		(17)			454
S&M expenses	1,210	64					17		0			1,129
G&A expenses	567						21		12			535
Other (income) expense	(22)								(3)			(19)
Legal settlements and loss contingencies	(12)		(12)									-
Other assets impairments, restructuring and other items	502			352	73			83	(5)	-		-
Intangible assets impairment	768			768								-
Financial expenses, net	448									6		442
Income taxes	(163)										(465)	303
Net income (loss) attributable to non-controlling interests	(131)									(169)		38
Total reconciled items		507	(12)	1,121	73	11	60	83	18	(163)	(465)

EPS - Basic	0.19										1.12	1.32
EPS - Diluted	0.19										1.12	1.31

	The non-GAAP diluted weighted average number of shares was 1,098 million for the six months ended June 30, 2020.

	Three Months Ended June 30, 2019
	U.S. $ and shares in millions (except per share amounts)
	GAAP	Excluded for non-GAAP measurement											Non-GAAP

		Amortization of purchased intangible assets	Legal settlements and loss contingencies	Impairment of long lived assets	Restructuring costs	Costs related to regulatory actions taken in facilities	Equity compensation	Contingent consideration	Gain on sale of business	Other non- GAAP items	Other items	Corresponding tax effect
Cost of sales*	2,284	249				12	7			26			1,989
R&D expenses	276						6						271
S&M expenses	666	35					10						621
G&A expenses	296						12			(2)			286
Other (income) expense	(9)								(9)				-
Legal settlements and loss contingencies	646		646										-
Other assets impairments, restructuring and other items	101			48	47			24		(18)			-
Intangible assets impairments	561			561									-
Financial expenses, net	206										8		198
Income taxes	(179)											(312)	134
Net income (loss) attributable to non-controlling interests	18										(8)		26
Total reconciled items		285	646	609	47	12	35	24	(9)	6	(0)	(312)

EPS - Basic	(0.63)											1.23	0.60
EPS - Diluted	(0.63)											1.23	0.60

	*The data presented for prior periods has been revised to reflect a revision in the presentation of net revenues and cost of sales in the consolidated financial statements. See note 1c to our consolidated financial statements for additional information.
	The non-GAAP diluted weighted average number of shares was 1,093 million for the three months ended June 30, 2019.

	Six months ended June 30, 2019
	U.S. $ and shares in millions (except per share amounts)
	GAAP	Excluded for non-GAAP measurement													Non-GAAP

		Amortization of purchased intangible assets	Legal settlements and loss contingencies	Impairment of long lived assets	Acquisition, integration and related expenses	Restructuring costs	Costs related to regulatory actions taken in facilities	Equity compensation	Contingent consideration	Gain on sale of business	Other non- GAAP items	Other items	Corresponding tax effect	Unusual tax item*
Cost of sales**	4,577	497					16	14			61				3,988
R&D expenses	537							11			0				525
S&M expenses	1,313	71						20							1,223
G&A expenses	589							24			(1)				566
Other (income) expense	(15)									(9)					(6)
Legal settlements and loss contingencies	703		703												-
Other assets impairments, restructuring and other items	103			68	2	79			(47)		1				-
Intangible assets impairment	1,030			1,030											-
Financial expenses, net	425											6			419
Corresponding tax effect	(170)												(490)	61	259
Share in losses of associated companies – net	4											-			4
Net income (loss) attributable to non-controlling interests	26											(16)			42
Total reconciled items		568	703	1,098	2	79	16	69	(47)	(9)	60	(10)	(490)	61
EPS - Basic	(0.73)													1.93	1.20
EPS - Diluted	(0.73)													1.93	1.20

	*Interest disallowance as a result of the U.S Tax Cuts and Jobs Act.
	**The data presented for prior periods has been revised to reflect a revision in the presentation of net revenues and cost of sales in the consolidated financial statements. See note 1c to our consolidated financial statements for additional information.
	The non-GAAP diluted weighted average number of shares was 1,093 million for the six months ended June 30, 2019.

	Segment Information

	North America		Europe		International Markets *
	Three months ended June 30,		Three months ended June 30,		Three months ended June 30,
	2020	2019	2020	2019	2020	2019

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$2,047	$2,071	$1,001	$1,183	$488	$582
Gross profit	1,090	1,067	548	674	247	312
R&D expenses	154	175	65	70	19	24
S&M expenses	254	269	188	216	105	119
G&A expenses	110	117	52	70	29	34
Other (income) loss	(2)	2	(1)	1	(2)	(1)
Segment profit	$573	$504	$244	$316	$97	$136
*The data presented for prior periods have been revised to reflect a revision in the presentation of net revenues and cost of sales in the consolidated financial statements.

	Segment Information

	North America		Europe		International Markets *
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019	2020	2019

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$4,129	$4,118	$2,404	$2,448	$1,053	$1,103
Gross profit	2,152	2,107	1,371	1,404	552	582
R&D expenses	300	340	120	136	34	46
S&M expenses	505	537	390	431	211	234
G&A expenses	228	230	118	119	63	70
Other income	(4)	(2)	(2)	(1)	(8)	(1)
Segment profit	$1,123	$1,001	$746	$719	$253	$233
*The data presented for prior periods have been revised to reflect a revision in the presentation of net revenues and cost of sales in the consolidated financial statements.

Reconciliation of our segment profit
to consolidated income before income taxes
	Three months ended
	June 30,
	2020	2019

	(U.S.$ in millions)

North America profit	$573	$504
Europe profit	244	316
International Markets profit	97	136
Total segment profit	914	956
Profit of other activities	66	55
	979	1,011
Amounts not allocated to segments:
Amortization	249	285
Other asset impairments, restructuring and other items	381	101
Intangible asset impairments	120	561
Legal settlements and loss contingencies	13	646
Other unallocated amounts	44	62

Consolidated operating income (loss)	173	(644)
Financial expenses - net	223	206
Consolidated loss before income taxes	$(51)	$(850)

Reconciliation of our segment profit
to consolidated income before income taxes
	Six months ended
	June 30,
	2020	2019

	(U.S.$ in millions)

North America profit	$1,123	$1,001
Europe profit	746	719
International Markets profit	253	233
Total segment profit	2,121	1,954
Profit of other activities	102	76
	2,223	2,029
Amounts not allocated to segments:
Amortization	507	568
Other asset impairments, restructuring and other items	502	103
Intangible asset impairments	768	1,030
Legal settlements and loss contingencies	(12)	703
Other unallocated amounts	93	136

Consolidated operating income (loss)	364	(510)
Financial expenses - net	448	425
Consolidated income (loss) before income taxes	$(84)	$(934)

Segment revenues by major products and activities
(Unaudited)

	Three months ended
	June 30,		Percentage Change
	2020	2019	2019-2020
	(U.S.$ in millions)
North America segment
Generic products	$923	$946	(2%)
AJOVY	34	23	50%
AUSTEDO	161	96	67%
BENDEKA/TREANDA	103	125	(18%)
COPAXONE	238	274	(13%)
ProAir*	66	65	2%
QVAR	51	60	(15%)
Anda	374	351	7%
Other	96	131	(27%)
Total	2,047	2,071	(1%)

	Three months ended
	June 30,		Percentage Change
	2020	2019	2019-2020
	(U.S.$ in millions)
Europe segment
Generic medicines	$737	$844	(13%)
COPAXONE	84	107	(21%)
Respiratory products	80	89	(11%)
AJOVY	5	1	NA
Other	95	142	(33%)
Total	1,001	1,183	(15%)

	Three months ended
	June 30,		Percentage Change
	2020	2019 *	2019-2020
	(U.S.$ in millions)
International Markets segment
Generics medicines	$426	$489	(13%)
COPAXONE	12	13	(13%)
Other	50	80	(38%)
Total	488	582	(16%)

*The data presented for prior periods have been revised to reflect a revision in the presentation of net revenues and cost of sales in the consolidated financial statements.

Revenues by Activity and Geographical Area
(Unaudited)

	Six months ended
	June 30,		Percentage Change
	2020	2019	2019-2020
	(U.S.$ in millions)
North America segment
Generic products	$1,875	$1,913	(2%)
AJOVY	63	43	47%
AUSTEDO	283	171	66%
BENDEKA / TREANDA	208	247	(16%)
COPAXONE	435	482	(10%)
ProAir	125	123	2%
QVAR	97	124	(22%)
Anda	800	729	10%
Other	242	286	(16%)
Total	4,129	4,118	0%

	Six months ended
	June 30,		Percentage Change
	2020	2019	2019-2020
	(U.S.$ in millions)
Europe segment
Generic medicines	$1,769	$1,763	0%
COPAXONE	193	221	(12%)
Respiratory products	186	181	3%
AJOVY	9	1	NA
Other	246	282	(13%)
Total	2,404	2,448	(2%)

	Six months ended
	June 30,		Percentage Change
	2020	2019 *	2019-2020
	(U.S.$ in millions)
International Markets segment
Generics medicines	$875	$930	(6%)
COPAXONE	23	27	(12%)
Other	154	147	5%
Total	1,053	1,103	(5%)

Free cash flow reconciliation
(Unaudited)

	Three months ended June 30,
	2020	2019

	(U.S. $ in millions)

Net cash provided by operating activities	273	(227)
Beneficial interest collected in exchange for securitized accounts receivables, included in investing activities	401	384
Capital investment	(131)	(112)
Proceeds from sale of long lived assets	39	123
Free cash flow	$582	$168

Free cash flow reconciliation
(Unaudited)

	Six months ended June 30,
	2020	2019

	(U.S. $ in millions)

Net cash provided by operating activities	578	(115)
Beneficial interest collected in exchange for securitized accounts receivables, included in investing activities	769	746
Capital investment	(259)	(237)
Proceeds from sale of long lived assets	45	134
Free cash flow	$1,133	$528

Contacts

IR Contacts
United States
Kevin C. Mannix (215) 591-8912

Yael Ashman 972 (3) 926-7516

PR Contacts
United States
Kelley Dougherty (973) 832-2810

Israel
Yonatan Beker 972 (54) 888 5898